PRICING SUPPLEMENT (To Prospectus Supplement dated November 15, 2013 and Prospectus dated November 15, 2013)	Filed pursuant to Rule 424(b)(3) Registration No. 333-192196

KfW, Frankfurt/Main, Federal Republic of Germany

USD 500,000,000 0.19% Notes due June 10, 2015; CUSIP: 48245ACJ8,

ISIN: US48245ACJ88

Investing in the Notes involves certain risks that are described in the “Risk Factors” section in the Prospectus Supplement.

	Price to Public(1)	Discounts and Commissions	Proceeds, before expenses to KfW
Per Note	100.00%	0.00%	100.00%
Total	USD 500,000,000	—	USD 500,000,000

(1)	Plus accrued interest, if any, from the Interest Commencement Date specified below, if the notes are delivered after that date.

The Dealer(s) named below expect to deliver the notes to investors on or about June 10, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

Credit Suisse

June 4, 2014

ABOUT THIS PRICING SUPPLEMENT

This pricing supplement supplements the accompanying prospectus supplement dated November 15, 2013 relating to KfW’s Medium-Term Note Program and the accompanying prospectus dated November 15, 2013 relating to KfW’s debt securities. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. KfW and the dealers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying prospectus supplement and prospectus is current only as of this date, and information incorporated by reference is current only as of the date of such information.

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SPECIFIC TERMS

Issuer: KfW	Title of Securities: USD 500,000,000 0.19% Notes due June 10, 2015 (the “Notes”)
Aggregate Principal Amount: USD 500,000,000	Interest Rate: 0.19% per annum
Original Issue Date: June 10, 2014	Maturity Date: June 10, 2015
Interest Commencement Date: June 10, 2014	Final Redemption Price: 100.00%

Payments:

First Interest Payment Date: December 10, 2014

Interest Payment Date(s): December 10, 2014, June 10, 2015

Redemption:    ☐  Yes             ☒  No

Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):

Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):

Minimum Redemption Notice Period:

Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):

Repayment:    ☐  Yes            ☒  No

Repayment Date(s):

Minimum Repayment Notice Period:

Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):

Specified Currency: U.S. dollars for all payments unless otherwise specified below:

Payments of principal and any premium:

Payments of interest:

Authorized Denomination: USD 1,000

Exchange Rate Agent:

Original Issue Discount Note (“OID”):    ☐  Yes            ☒  No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period OID:

Day Count Fraction: 30/360 (as provided in para. 2 of §3 of the Conditions)

Business Day Convention: Following Business Day Convention; no adjustment of interest (as provided in para. “Payments due on a Non-Business Day” of §5 of the Conditions)

Other Terms of Notes:

Other:

(1)	United States Tax Considerations

The following supplements the discussions under “United States Taxation” in the accompanying prospectus and “Additional Information on United States Taxation” in the accompanying prospectus supplement, and is subject to the limitations and exclusions set forth therein. The Notes will be treated as short-term debt obligations for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of owning the Notes, please see the description under the heading “United States Taxation—United States Holders—Original Issue Discount—Short-Term Notes” in the accompanying prospectus.

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(2)	Delivery and Settlement

We expect that delivery of the Notes will be made against payment therefor on or about the closing date, which will be on the sixth business day following the date of pricing (“T+6”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or succeeding business days will be required, by virtue of the fact that the Notes will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Terms left blank or marked “N/A,” “No,” “None” or in a similar manner shall not apply to the issue of Notes except as may otherwise be specified.

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